Exhibit 4.2

TENTH SUPPLEMENTAL INDENTURE

between

REGIONS FINANCIAL CORPORATION

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

DATED AS OF JANUARY 28, 2019

Tenth Supplement to Indenture dated as of August 8, 2005

(Senior Debt Securities)

TENTH SUPPLEMENTAL INDENTURE, dated as of January 28, 2019 (this “Supplemental Indenture”), between REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee.

RECITALS

WHEREAS, the Company and the Trustee have entered into an Indenture dated as of August 8, 2005 (the “Base Indenture” and, as supplemented by this Supplemental Indenture and the Ninth Supplemental Indenture (as defined below), the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities;

WHEREAS, the Base Indenture has been amended and supplemented by that certain Supplemental Indenture, dated as of August 8, 2005, that certain Second Supplemental Indenture, dated as of June 26, 2007, that certain Third Supplemental Indenture, dated as of November 10, 2009, that certain Fourth Supplemental Indenture, dated as of April 26, 2010, that certain Fifth Supplemental Indenture, dated as of April 26, 2010, that certain Sixth Supplemental Indenture, dated as of April 30, 2013, that certain Seventh Supplemental Indenture, dated as of February 8, 2016, that certain Eighth Supplemental Indenture, dated as of August 14, 2017, and that certain Ninth Supplemental Indenture, dated as of August 13, 2018 (the “Ninth Supplemental Indenture”);

WHEREAS, on August 13, 2018, the Company issued $500 million aggregate principal amount of 3.800% Senior Notes due 2023 (the “Notes”) pursuant to the Indenture;

WHEREAS, Section 901(2) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to surrender any right or power conferred upon the Company;

WHEREAS, the Company desires to surrender its right pursuant to the Indenture to redeem the Notes prior to July 28, 2019 (the “Pre-July 2019 Redemption Right”);

WHEREAS, the Company deems it advisable to enter into this Supplemental Indenture for the purposes of surrendering the Pre-July 2019 Redemption Right;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid, legal and binding instrument in accordance with its terms; and

WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

PARTIAL SURRENDER OF REDEMPTION RIGHT

Section 1.1 The Company hereby surrenders its right, pursuant to Section 1.5(a) of the Ninth Supplemental Indenture, to redeem the Notes prior to July 28, 2019 (or, if any additional Notes are issued after the date first written above, at any time before 180 days after the date such additional Notes are issued (the “Make-Whole Call Date”)). The Notes shall not be redeemable at the option of the Company before the Make-Whole Call Date. The first and second paragraphs of the back of the Form of Note are amended and restated in their entirety as follows:

This Note is one of a duly authorized issue of senior debt securities of the Company designated as its “3.800% Senior Notes due 2023” (the “Notes”), initially limited in aggregate principal amount to U.S. $500,000,000.00 issued and to be issued under an Indenture, dated as of August 8, 2005 (herein called the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Ninth Supplemental Indenture, dated as of August 13, 2018 (the “Ninth Supplemental Indenture”) between the Company and the Trustee and as further supplemented by the Tenth Supplemental Indenture, dated as of January 28, 2019 (the “Tenth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Ninth Supplemental Indenture and as further supplemented by the Tenth Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

No sinking fund is provided with respect to the Notes. The Company may not redeem the Notes at any time prior to July 28, 2019 (or, if any additional Notes are issued after August 13, 2018, at any time before the date 180 days after the date such additional Notes are issued (the “Make-Whole Call Date”)). The Company may, at its option, redeem the Notes, in whole or in part, at any time or from time to time on or after the Make-Whole Call date and prior to July 14, 2023 (the date that is one month prior to the scheduled maturity date of the Notes), at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments determined as provided in Section 1.5(a) of the Ninth Supplemental Indenture, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (which must be a Business Day). At any time or from time to time on or after July 14, 2023 (the date that is one month prior to the scheduled maturity date of the Notes), the Company may redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (which must be a Business Day). If the Redemption Price in respect of the Notes is not paid on the Redemption Date, interest on the outstanding principal amount of the Notes will continue to accrue until the Redemption Price is actually paid or set aside for payment. The Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Stated Maturity. The Notes are unsecured and rank equally among themselves and with all of the Company’s other unsecured and unsubordinated indebtedness.

Section 1.2 For the avoidance of doubt, the Company retains its right, pursuant to Section 1.5(a) of the Ninth Supplemental Indenture, to redeem the Notes, in whole or in part, at any time or from time to time on or after the Make-Whole Call Date, on the terms set forth in the Ninth Supplemental Indenture.

ARTICLE TWO

MISCELLANEOUS

Section 2.1 Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture or the Ninth Supplemental Indenture shall apply only to the Notes and not to any future series of Securities established under the Base Indenture.

Section 2.2 Benefits of this Supplemental Indenture. Nothing contained in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to the Indenture, any Security Registrar, any Paying Agent, any Authenticating Agent and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Supplemental Indenture.

Section 2.3 Benefits and Rights of the Trustee. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 2.4 Modification of the Base Indenture. Except as expressly provided by the Ninth Supplemental Indenture or this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 2.5 Defined Terms. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture or the Ninth Supplemental Indenture.

Section 2.6 Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 2.7 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.8 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by the Ninth Supplemental Indenture and this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 2.9 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 2.10 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.11 Ratification of the Base Indenture. The Base Indenture, as supplemented by the Ninth Supplemental Indenture and this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 2.12 Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.13 Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

REGIONS FINANCIAL CORPORATION

By:	/s/ Hardie B. Kimbrough, Jr.
	Name:	Hardie B. Kimbrough, Jr.
	Title:	Executive Vice President and Controller

Attest:	/s/ Hope D. Mehlman
	Name:	Hope D. Mehlman
	Title:	Chief Governance Officer, Executive Vice President and Assistant Corporate Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Associate

By:	/s/ James Briggs
	Name:	James Briggs
	Title:	Vice President